Exhibit 99.1

Heritage Commerce Corp to Participate in the D.A. Davidson 20th Annual Financial Institutions Conference in Denver

San Jose, California — May 9, 2018 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of Commerce, today announced that management is scheduled to participate at the D.A. Davidson 20th Annual Financial Institutions Conference in Denver from May 8 through May 10, 2018. Keith A. Wilton, Chief Operating Officer of Heritage Commerce Corp and President of Heritage Bank of Commerce, is scheduled to present on Wednesday, May 9, 2018, at 10:30 a.m. Mountain Daylight Time (MDT).  The presentation will be archived for 90 days after the conference, and can be viewed at http://wsw.com/webcast/dadco39/htbk/.

Conference attendance is by invitation only and registration is required.  For more information on the conference, or to schedule a one-on-one meeting with management, please contact your D.A. Davidson’s representative at 800-755-7848, or April Figone, SVP, Marketing & Corporate Access, at 503-619-4948, afigone@dadco.com.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Half Moon Bay, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Redwood City San Jose, San Mateo, San Ramon, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce has applied to close the Half Moon Bay and San Ramon offices in the third quarter of 2018. Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC